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                                                                   EXHIBIT 11.00


                         COMPUTATION OF LOSS PER SHARE

                                        Three Months Ended         Nine Months Ended
                                             June 30,                   June 30,
                                     ------------------------  --------------------------
                                         1998         1997         1998          1997
                                     ------------  ----------  ------------  ------------
Net loss                             $(2,343,433)  $(977,448)  $(4,812,811)  $(3,623,573)

Weighted average shares outstanding    5,353,267   5,234,779     5,343,886     4,802,887

Basic loss per share                 $     (0.44)     $(0.19)       $(0.90)       $(0.75)


Diluted earnings per share are not shown because the results thereof are anti-dilutive



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